Exhibit 99.2

Item 2. Properties.

The Company’s corporate office is located in Carthage, Missouri. We currently have 126 manufacturing locations, of which 77 are located across the United States and 49 are located in 18 foreign countries. We also have various sales, warehouse and administrative facilities. However, our manufacturing plants are our most important properties.

Manufacturing Locations by Segment

	Company- Wide	Subtotals by Segment
Manufacturing Locations		Residential Products	Industrial Products	Furniture Products	Specialized Products
United States	77	39	6	23	9
Europe	16	7	—	1	8
China	16	2	—	5	9
Canada	7	2	—	2	3
Mexico	6	2	1	—	3
Other	4	2	—	—	2
Total	126	54	7	31	34

For more information regarding the geographic location of our manufacturing facilities refer to “Geographic Areas of Operation” on page 11 of Item 1 Business in Exhibit 99.1 attached to this Form 8-K.

Manufacturing Locations Owned or Leased by Segment

	Company- Wide	Subtotals by Segment
Manufacturing Locations		Residential Products	Industrial Products	Furniture Products	Specialized Products
Owned	71	38	7	17	9
Leased	55	16	—	14	25
Total	126	54	7	31	34

In 2016, 73% of the Company's net sales allocated to the 126 manufacturing facilities was produced by owned facilities. We also lease many of our manufacturing, warehouse and other facilities on terms that vary by lease (including purchase options, renewals and maintenance costs). For additional information regarding lease obligations, see Note J on page 29 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K. Of our 126 manufacturing facilities, none are subject to liens or encumbrances that are material to the segment in which they are reported or to the Company as a whole.

None of our physical properties are, by themselves, material to the Company’s overall manufacturing processes, except for our steel rod mill in Sterling, Illinois, which is reported in Industrial Products. The rod mill consists of approximately 1 million square feet of production space and has annual output of approximately 500,000 tons of steel rod, of which a substantial majority is used by our own wire mills. Although we have alternative sources of steel rod from external sources, a prolonged disruption to the operation of the rod mill could have a material adverse effect on the Industrial Products segment and the Company’s results of operations.

Exhibit 99.2

In the opinion of management, the Company’s owned and leased facilities are suitable and adequate for the manufacture, assembly and distribution of our products. Our properties are located to allow quick and efficient delivery of products and services to our diverse customer base. Our productive capacity, in general, continues to exceed current operating levels. However, utilization has increased in many of our businesses with improving market demand, and we are investing to support growth in several of our businesses, including Automotive, U.S. Spring and European Spring.

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